Filed Pursuant to Rule 424(b)(5)
Registration No. 333-159052
Prospectus Supplement
(To Prospectus dated May 21, 2009)

Gaylord Entertainment Company

6,000,000 Shares
Common Stock

Gaylord Entertainment Company is offering 6,000,000 shares of its common stock, par value $.01 per share. Our common stock is listed on the New York Stock Exchange under the symbol “GET.” The last reported sale price of our common stock on September 23, 2009 was $21.80 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement, as well as those risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009, which are incorporated by reference herein.

	Per Share	Total

Public offering price	$21.80	$130,800,000
Underwriting discount and commissions	$0.872	$5,232,000
Proceeds to us, before expenses	$20.928	$125,568,000

We have granted the underwriters an option for a period of 30 days after the date of this prospectus supplement to purchase up to 900,000 additional shares of our common stock at the public offering price, less the underwriting discount and commissions, to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers on or about September 29, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Concurrently with this offering of common stock, we are offering $300 million principal amount of our 3.75% Convertible Senior Notes due 2014 (the “Convertible Notes”) (or up to $360 million aggregate principal amount of the Convertible Notes if the initial purchasers exercise their option to purchase additional Convertible Notes in full). The Convertible Notes are being offered in a separate private placement. The completion of this offering of common stock is not contingent upon the completion of the Convertible Notes offering, and completion of the Convertible Notes offering is not contingent upon the completion of this offering of common stock.
Deutsche Bank Securities
BofA Merrill Lynch
Citi
Wells Fargo Securities

Calyon Securities (USA) Inc.  KeyBanc Capital Markets  Piper Jaffray  Raymond James

The date of this prospectus supplement is September 24, 2009.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are a part of a registration statement that we filed with the Securities and Exchange Commission, or the “Commission,” utilizing a “shelf” registration process. This prospectus supplement provides you with the specific details regarding this offering and the risks of investing in our common stock. The accompanying prospectus provides you with more general information, some of which does not apply to the offering of our common stock. To the extent information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any related free writing prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus is accurate only as of the date on those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. Before making an investment decision, you should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, as described under the heading “Incorporation of Information by Reference” in this prospectus supplement, the accompanying prospectus, and any free writing prospectus.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Such transactions may include stabilization and the purchase of our common stock to cover short positions. For a description of these activities, see “Underwriting.”

Unless expressly stated or the context otherwise requires, the terms “we,” “our,” “us,” “the Company” and “Gaylord” refer to Gaylord Entertainment Company, a Delaware corporation, and its consolidated subsidiaries.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are also available over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 to obtain information on the operation of the public reference room. We make available free of charge through our web site our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Commission. Our web site address is www.gaylordentertainment.com. Please note that our web site address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus supplement or the accompanying prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file with the Commission on or after the date of this prospectus supplement will automatically update and supersede the information included in and incorporated by reference in this prospectus supplement. We incorporate by reference the documents listed below (except the information contained in such documents to the extent that it is “furnished” and not “filed” under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including financial statements or exhibits relating thereto furnished pursuant to Item 9.01)):

1. Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 2, 2009.

2. All information in our proxy statement filed with the Commission on April 3, 2009 to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2008.

3. Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the Commission on May 8, 2009.

4. Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the Commission on August 7, 2009.

5. Current Reports on Form 8-K filed with the Commission on March 10, 2009, June 25, 2009, August 7, 2009 and September 23, 2009.

6. A description of our common stock set forth in our Form 10/A-3, filed on August 29, 1997, and as updated in Item I on our Schedule 14A, filed on April 5, 2001, and a description of rights to acquire one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Gaylord Entertainment Company pursuant to our shareholder rights plan set forth in our Registration Statement on Form 8-A and Current Report on Form 8-K, both filed on August 13, 2008, as amended by our Registration Statement on Form 8-A/A and Current Report on Form 8-K, both filed on March 10, 2009.

S-iii

7. All documents filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus supplement and prior to the termination of the offering.

The referenced documents have been filed with the Commission and are available from the Commission’s web site and public reference room described under “Where You Can Find Additional Information.” You may also request, and we will provide, a copy of our filings at no cost, by writing or telephoning us at the following address:

Gaylord Entertainment Company
One Gaylord Drive
Nashville, Tennessee 37214
Attn: Corporate Secretary
Telephone: (615) 316-6000

S-iv

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Forward-looking statements include discussions regarding the Company’s operating strategy, strategic plan, hotel development strategy, industry and economic conditions, financial condition, liquidity and capital resources, and results of operations. Without limitation, you can identify these statements by forward-looking words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “will,” and similar expressions. Although we believe that the plans, objectives, expectations and prospects reflected in or suggested by our forward-looking statements are reasonable, those statements involve uncertainties and risks, and we cannot assure you that our plans, objectives, expectations and prospects will be achieved. Our actual results could differ materially from the results anticipated by the forward-looking statements as a result of many known and unknown factors, including, but not limited to, those contained in “Risk Factors” and elsewhere in this prospectus supplement. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. The Company does not undertake any obligation to update or to release publicly any revisions to forward-looking statements contained in this prospectus supplement to reflect events or circumstances occurring after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights the information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of our business and financial affairs, we encourage you to read this entire prospectus supplement and accompanying prospectus, including “Risk Factors,” together with the documents incorporated by reference into this prospectus supplement and accompanying prospectus, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the periods ended June 30, 2009 and March 31, 2009 before making a decision whether to invest in our common stock.

Unless expressly provided, the information contained in this prospectus supplement assumes that the underwriters’ over-allotment option is not exercised.

Gaylord Entertainment Company

We believe that we are the only hospitality company whose stated primary focus is on the large group meetings and conventions sector of the lodging market. Our hospitality business includes our Gaylord branded hotels, consisting of the Gaylord Opryland Hotel & Convention Center in Nashville, Tennessee (“Gaylord Opryland”), the Gaylord Palms Hotel & Convention Center near Orlando, Florida (“Gaylord Palms”), the Gaylord Texan Hotel & Convention Center near Dallas, Texas (“Gaylord Texan”) and the Gaylord National Hotel & Convention Center near Washington D.C. (“Gaylord National”), which opened in April 2008. We also own and operate the Radisson Hotel at Opryland in Nashville, Tennessee.

Driven by our “All-in-One-Place” strategy, our award-winning Gaylord branded hotels incorporate not only high quality lodging, but also significant meeting, convention and exhibition space, superb food and beverage options and retail and spa facilities within a single self-contained property. As a result, our properties provide a convenient and entertaining environment for our convention guests. In addition, our custom-tailored, all-inclusive solutions cater to the unique needs of meeting planners.

We also own and operate several attractions in Nashville, including the Grand Ole Opry, a live country music variety show that is the nation’s longest running radio show and an icon in country music. Our local Nashville attractions provide entertainment opportunities for Nashville-area residents and visitors, including our Nashville hotel and convention guests, while adding to our destination appeal.

We were originally incorporated in 1956 and were reorganized in connection with a 1997 corporate restructuring.

Our operations are organized into three principal business segments: (i) Hospitality, which includes our hotel operations; (ii) Opry and Attractions, which includes our Nashville attractions and assets related to the Grand Ole Opry; and (iii) Corporate and Other, which includes corporate expenses and, prior to May 31, 2007, results from our minority investments. These three business segments—Hospitality, Opry and Attractions, and Corporate and Other—represented approximately 91.2%, 8.8%, and 0.0%, respectively, of total revenues in the year ended December 31, 2008 and approximately 93.2%, 6.8% and 0.0%, respectively, of total revenues in the six months ended June 30, 2009.

Our Strategy

Our goal is to become the nation’s premier hotel brand serving the meetings and conventions sector and to enhance our business by offering vacation and entertainment opportunities to our guests and target consumers. Our Gaylord branded hotels focus on the approximately $103 billion large group meetings market in the United States. Our properties and services are designed to appeal to meeting planners who arrange these large group meetings.

“All-in-One-Place” Product Offering.  Through our “All-in-One-Place” strategy, our Gaylord branded hotels incorporate meeting and exhibition space, signature guest rooms, award-winning food and beverage offerings, fitness and spa facilities and other attractions within a large hotel property so our attendees’ needs are met in one location. This strategy creates a better experience for both meeting planners and our guests, allows us to capture a greater share of their event spending, and has led to our Gaylord hotels claiming a place among the leading convention hotels in the country.

Create Customer Rotation Between Our Hotels.  In order to further capitalize on our success in Nashville, we opened our Gaylord Palms hotel in January 2002, our Gaylord Texan hotel in April 2004 and our Gaylord National hotel in April 2008. As further described in the “Recent Developments” section below, we have also entered into a land purchase agreement with respect to a potential hotel development in Mesa, Arizona. We have focused the efforts of our sales force to capitalize on our expansion and the desires of some of our large group meeting clients to meet in different areas of the country each year and to establish relationships with new customers as we increase our geographic reach. We believe there is a significant opportunity to establish strong relationships with new customers and rotate them among our properties.

Leverage Brand Name Awareness.  We believe the Grand Ole Opry is one of the most recognized entertainment brands in the United States. We promote the Grand Ole Opry name through various media, including our WSM-AM radio station, the Internet, television and performances by the Grand Ole Opry’s members, many of whom are renowned country music artists, and we believe that significant growth opportunities exist through leveraging and extending the Grand Ole Opry brand into other products and markets. As such, we have alliances in place with multiple distribution partners in an effort to foster brand extension. We are continuously exploring additional products, such as television specials and retail products, through which we can capitalize on our brand affinity and awareness. We believe that licensing our brand for products may provide an opportunity to increase revenues and cash flow with relatively little capital investment.

Recent Developments

Mesa Development

On September 3, 2008, we announced that we entered into a land purchase agreement with DMB Mesa Proving Grounds LLC, an affiliate of DMB Associates, Inc. (“DMB”), to create a hotel and convention center at the Mesa Proving Grounds in Mesa, Arizona, which is located approximately 30 miles from downtown Phoenix. The Company made an initial deposit of a portion of the land purchase price upon execution of the agreement with DMB. Given current market and economic conditions, we are unable to predict at this time when we might make commitments or commence construction related to the proposed development in Mesa, Arizona. Furthermore, we do not anticipate making significant capital expenditures on the development in Mesa, Arizona until market and economic conditions improve.

Concurrent Financing

Concurrently with this offering of our common stock, we are offering an aggregate principal amount of $300 million of our 3.75% Convertible Senior Notes due 2014 (the “Convertible Notes”) pursuant to a private placement. Should we complete the concurrent Convertible Notes offering, we intend to use the net proceeds, along with proceeds from this common stock offering and cash on hand, to repurchase all of our outstanding 8% Senior Notes due 2013. We can give no assurance that we will complete the Convertible Notes offering, or that we will complete the offering for the amount contemplated. The completion of our offering of common stock is not contingent upon the completion of the offering of the Convertible Notes, and the completion of the offering of the Convertible Notes is not contingent upon the completion of this offering of our common stock. This prospectus supplement and the accompanying prospectus shall not be deemed an offer to sell or a solicitation to buy the Convertible Notes. The Convertible Notes will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from the requirements of the Securities Act. The Convertible Notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Concurrently with the pricing of the Convertible Notes offering, we intend to use a portion of the offering proceeds therefrom to enter into convertible note hedge transactions with affiliates of one or more of the initial purchasers of the Convertible Notes. We also intend to enter into separate warrant transactions with affiliates of one or more of the initial purchasers. If the initial purchasers exercise their option to purchase additional Convertible Notes to cover over-allotments, we will enter into additional warrant transactions and use a portion of the net proceeds from the sale of the additional Convertible Notes and the additional warrants to enter into additional convertible note hedge transactions. These convertible note hedge transactions are intended to reduce the potential dilution to our common stock resulting from the potential future conversion of the Convertible Notes. However, the warrant transactions could have a dilutive effect on our earnings per share to the extent that the market price of our common stock exceeds the strike price of the warrants.

Tender Offer for 8% Senior Notes Due 2013

On September 22, 2009, we announced our intention to commence a cash tender offer and consent solicitation (the “Tender Offer”) for our $259.8 million aggregate principal amount of 8% senior notes due 2013 (the “8% Notes”). The Tender Offer will be described in an Offer to Purchase and Consent Solicitation dated September 23, 2009. We expect to purchase the 8% Notes then tendered pursuant to the early settlement provisions thereof on or about October 7, 2009. The Tender Offer will expire on October 21, 2009 unless extended. In addition, we are soliciting consents in connection with the Tender Offer to amend the indenture under which the 8% Notes were issued. The proposed amendments would eliminate or make less restrictive most restrictive covenants in the indenture. Deutsche Bank Securities Inc. is acting as sole dealer manager for the Tender Offer. The early settlement of the Tender Offer, and the Tender Offer generally, is subject to a number of conditions, including a financing condition. We expect that the net proceeds of this offering, together with the net proceeds from the concurrent offering of Convertible Notes and cash on hand, will be used to fund these amounts. To the extent 100% of the outstanding 8% Notes are not tendered in the Tender Offer, we may elect to redeem such 8% Notes in accordance with the terms of the indenture under which the 8% Notes were issued, as amended by the consent solicitation in connection with the Tender Offer.

Company Information

Our principal executive offices are located at One Gaylord Drive, Nashville, Tennessee 37214, and our telephone number is (615) 316-6000. Our website is located at www.gaylordentertainment.com. Information contained on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Gaylord Entertainment Company

Common Stock offered by the Company	6,000,000 shares

Over-allotment option(1)	We have granted the underwriters a 30-day option to purchase up to an additional 900,000 shares to cover over-allotments.

Common Stock to be outstanding after this offering(2)	46,979,510 shares

Dividend policy	We intend to retain all future earnings, if any, to fund the development and growth of our business. We do not anticipate paying cash dividends on our common stock.

Use of Proceeds	We intend to use the net proceeds from this offering along with cash on hand (and the net proceeds of the concurrent offering of Convertible Notes) to purchase, redeem or otherwise acquire our $259.8 million aggregate principal amount of outstanding 8% Senior Notes due 2013 (the “8% Senior Notes”), including by means of a tender offer and/or redemption of the 8% Senior Notes, and to pay accrued interest and associated fees and expenses. The remaining balance of the net proceeds from this offering and the concurrent offering of Convertible Notes may be used for general corporate purposes, which may include acquisitions, future development opportunities for new hotel properties, potential expansions or ongoing maintenance of our existing hotel properties, investments, or the repayment or refinancing of all or a portion of any indebtedness outstanding at a particular time. See “Use of Proceeds.”

New York Stock Exchange Symbol	“GET”

Risk Factors	Investment in our common stock involves risks. You should carefully consider the information under “Risk Factors” and all other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein before buying any of our common stock.

Certain U.S. Federal Income Tax Considerations	Holders are urged to consult their own tax advisors. See “Certain U.S. Federal Income Tax Considerations” on page S-15 of this prospectus supplement.

(1)	Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the over-allotment option.

(2)	The number of shares of our common stock outstanding after the offering is based on shares outstanding as of September 22, 2009. This number does not include 3,571,268 shares of common stock issuable upon exercise of outstanding stock options under our stock option plans, with a weighted average exercise price of $29.09 per share, 1,545,557 shares of common stock reserved and available for future issuance under our stock option plans as of September 22, 2009, 5,000 shares issuable upon exercise of an outstanding stock purchase warrant with an exercise price of $35.00 per share, the shares issuable upon the conversion of the Convertible Notes that are being offered for sale contemporaneously with this offering, or shares of our common stock issuable upon the exercise of warrants sold to the option counterparties in hedging transactions related to the Convertible Notes. See “Prospectus Supplement Summary—Recent Developments—Concurrent Financing.”

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below as well as the risks set forth under “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2009 and March 31, 2009 and all of the information contained in this prospectus supplement and accompanying prospectus, including the documents incorporated herein and therein by reference, before deciding whether to purchase our common stock. The risks and uncertainties described below and under “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2009 and March 31, 2009 are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and your investment in our common stock. If any of the events described in these risk factors actually occur, our business, financial condition and results of operations could suffer. In that event, the price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below and under “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2009 and March 31, 2009 also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks Related to this Offering

The market price for our common stock may be volatile, and fluctuations in our operating results and other factors may result in decreases in our stock price.

In recent periods, there has been significant volatility in the market price for our publicly traded common stock. In addition, the market price of our common stock could fluctuate substantially in the future in response to a number of factors, including but not limited to the following:

•	our operating results or the operating results of other hospitality companies;

•	changes in general conditions in the economy, the financial markets or the hospitality industry;

•	changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;

•	announcements by us of significant acquisitions or dispositions;

•	increases in labor and other costs; and

•	natural disasters, riots, terrorist attacks or other developments affecting us or our competitors.

In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results. In addition, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources. As a result of these factors, among others, the value of your investment may decline, and you may be unable to sell your shares of our common stock at or above the offering price.

Our certificate of incorporation, bylaws and shareholder rights plan could make it difficult for a third party to acquire our company.

Our certificate of incorporation, bylaws and shareholder rights plan contain provisions that could delay, deter or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. See “Description of Common Stock” in the accompanying prospectus. We are also subject to anti-takeover provisions under the Delaware General Corporate Law (“DGCL”), which could delay or prevent a change of control. Additionally, because of our ownership of a radio station, applicable law requires that the total percentage of shares of our capital stock owned of record or voted by non-United States persons or entities shall not exceed 25% and contains certain other restrictions on stock ownership. Under our certificate of incorporation, we have the right to prohibit the ownership or voting, or to redeem outstanding shares, of our capital stock if the board of directors determines that such prohibition or redemption is necessary to prevent the loss or secure the reinstatement of any governmental license or franchise held by us or to otherwise comply with the Communications Act of 1934 or any other similar legislation affecting us. Although we believe that the shareholder rights plan and these provisions of our certificate of incorporation, bylaws and the DGCL will help deter coercive or abusive actions by acquiring stockholders and are in the best interests of the Company and our stockholders, these provisions could discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices for our publicly traded equity securities, and also could limit the price that investors are willing to pay in the future for shares of our publicly traded equity securities.

We do not pay dividends on our common stock and do not intend to pay dividends on our common stock in the foreseeable future.

We do not anticipate paying dividends in the foreseeable future. We currently intend to retain our earnings, if any, for future growth. Our ability to declare dividends may also from time to time be limited by the terms of our senior notes and credit facility. Because we do not anticipate paying dividends for the foreseeable future, holders of our common stock will not realize a return on their investment unless the trading price of our common stock appreciates, which we cannot assure.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets, including the vesting of restricted stock or options, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock. The price of our common stock could be affected by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of our common stock.

This offering may be dilutive, and there may be future dilution of our common stock, which may adversely affect the market price of our common stock.

The market price of our common stock could decline as a result of any dilutive effect that this offering may have on our earnings per share. Such a decline may also occur as a result of additional sales or issuances of shares of our common stock or similar securities after this offering, including, without limitation, the issuance of shares of our common stock upon future conversions of our Convertible Notes, or the perception that any future sales or issuances of shares of our common stock could occur. For example, in this offering, we are offering an aggregate of 6,000,000 shares of our common stock (or up to 6,900,000 shares if the underwriters exercise their over-allotment option in full). We are concurrently offering $300 million of our Convertible Notes (or up to $360 million of our Convertible Notes if the initial purchasers of the Convertible Notes exercise their over-allotment option in full), each of which will be convertible into shares of our common stock, subject to the terms of the indenture governing the Convertible Notes. The increase in the number of outstanding shares of our common stock being issued in this offering and the shares underlying the Convertible Notes offered pursuant to the concurrent Convertible Notes offering could dilute a stockholder’s ownership interest or have a negative effect on the market price of our common stock. A decline in the market price of our common stock could adversely affect our ability to raise capital through future offerings of equity or equity-related securities.

The Convertible Note hedge and warrant transactions to be entered into in connection with the concurrent Convertible Note offering may affect the value of our common stock.

In connection with the concurrent Convertible Note offering, we are entering into Convertible Note hedge transactions with affiliates of certain initial purchasers of the Convertible Notes, which affiliates we refer to as the option counterparties. We also are selling warrants to the option counterparties. The Convertible Note hedge transactions are intended to reduce potential dilution with respect to our common stock upon conversion of such Convertible Notes. However, the warrant transactions could have a dilutive effect on our earnings per share to the extent that the market price of our common stock exceeds the strike price of the warrants. We intend to use a portion of the net proceeds of the concurrent Convertible Notes offering to pay the cost of the Convertible Note hedge and warrant transactions. If the underwriters exercise their overallotment option with respect to the concurrent Convertible Notes offering, we expect to use a portion of the net proceeds from the sale of the additional Convertible Notes to increase the size of the Convertible Note hedge transactions. In connection with such exercise, we may also sell additional warrants to the option counterparties. In connection with establishing its initial hedge of these transactions, we expect each option counterparty or affiliates thereof to enter into various derivative transactions with respect to our common stock. In addition, if the Convertible Note hedge and warrant transactions fail to become effective when the concurrent Convertible Notes offering is completed, or if such offering is not completed, each option counterparty or its affiliates may unwind such option counterparty’s hedge positions with respect to our common stock. The effect, if any, of any of these transactions and activities on the market price of our common stock will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the market price of our common stock.

Our management has broad discretion over the use of proceeds from this offering.

Our management has significant flexibility in applying the proceeds that we receive from this offering. Because a portion of the proceeds is not required to be allocated to any specific investment or transaction, you cannot determine the value or propriety of our management’s application of the proceeds on our behalf. In addition, the proceeds of this offering may be used in a manner which does not generate a favorable return for us.

SELECTED FINANCIAL DATA

The information in the following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the six months ended June 30, 2009 incorporated by reference herein. The following selected historical financial information of Gaylord and its subsidiaries as of December 31, 2007 and 2008 and for each of the three years in the period ended December 31, 2008 was derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 incorporated by reference in this prospectus supplement. The selected historical financial information as of December 31, 2004, 2005 and 2006 and for each of the two years in the period ended December 31, 2005 was derived from previously issued audited consolidated financial statements adjusted for unaudited revisions for discontinued operations. The selected historical information as of June 30, 2008 and 2009 and for the six months ended June 30, 2008 and 2009 was derived from our Quarterly Report on Form 10-Q for the six months ended June 30, 2009 incorporated by reference in this prospectus supplement. In the opinion of management, our interim financial statements have been prepared on a basis consistent with our audited consolidated financial statements. Interim results are not necessarily reflective of results of operations for the full year.

	Years Ended December 31,							Six Months Ended June 30,
	2004		2005	2006	2007	2008		2008		2009
	(in thousands, except per share data)

Income Statement Data:
Revenues:
Hospitality	$473,051		$576,927	$645,437	$669,743	$848,332		$411,558		$401,152
Opry and Attractions	66,565		67,097	76,580	77,769	82,125		41,590		29,373
Corporate and Other	388		512	255	211	412		356		50

Total revenues	540,004		644,536	722,272	747,723	930,869		453,504		430,575

Operating expenses:
Operating costs	347,809		395,461	442,679	448,975	566,366		262,531		257,744
Selling, general and administrative	122,400		143,184	153,763	160,699	178,809		87,656		87,744
Preopening costs (1)	14,205		5,005	7,174	17,518	19,190		18,821		—
Impairment and other charges	1,212	(3)	—	—	—	19,264	(3)	12,031	(3)	—
Restructuring charges	196	(4)	—	—	—	—		—		—
Depreciation and amortization:
Hospitality	58,521		63,188	64,502	65,369	97,229		44,246		49,538
Opry and Attractions	5,215		5,347	5,663	5,500	4,894		2,569		2,383
Corporate and Other	4,737		4,049	4,903	6,480	7,651		3,394		4,797

Total depreciation and amortization	68,473		72,584	75,068	77,349	109,774		50,209		56,718

Total operating expenses	554,295		616,234	678,684	704,541	893,403		431,248		402,206

Operating income (loss):
Hospitality	43,525		72,684	99,080	110,126	124,828		77,155		59,028
Opry and Attractions	1,548		1,889	5,014	6,600	5,641		2,203		(200)
Corporate and Other	(43,751)		(41,266)	(53,332)	(56,026)	(54,549)		(26,250)		(30,459)
Preopening costs (1)	(14,205)		(5,005)	(7,174)	(17,518)	(19,190)		(18,821)		—
Impairment and other charges	(1,212	) (3)	—	—	—	(19,264	) (3)	(12,031	) (3)	—
Restructuring charges	(196	) (4)	—	—	—	—		—		—

Total operating (loss) income	(14,291)		28,302	43,588	43,182	37,466		22,256		28,369
Interest expense, net of amounts capitalized	(55,042)		(73,249)	(72,473)	(38,536)	(64,069)		(22,127)		(36,829)
Interest income	1,448		1,787	2,088	3,234	12,689		4,097		8,029

	Years Ended December 31,						Six Months Ended June 30,
	2004	2005	2006	2007		2008	2008	2009
	(in thousands, except per share data)

Unrealized (loss) gain on Viacom stock and CBS stock	(87,914)	(41,554)	38,337	6,358		—	—	—
Unrealized gain (loss) on derivatives, net	56,533	35,705	(16,618)	3,121		—	—	—
Income (loss) from unconsolidated companies	3,825	2,169	10,565	964		(746)	(218)	117
Gain on extinguishment of debt	—	—	—	—		19,862 (6)	—	24,726	(6)
Other gains and (losses)	2,859	5,938	3,280	146,330	(5)	453	50	3,504

(Loss) income from continuing operations before income taxes	(92,582)	(40,902)	8,767	164,653		5,655	4,058	27,916
(Benefit) provision for income taxes	(34,763)	(10,832)	3,989	62,665		1,046	2,358	14,269

(Loss) income from continuing operations	(57,819)	(30,070)	4,778	101,988		4,609	1,700	13,647
Income (loss) from discontinued operations, net of taxes (2)	4,181	(3,880)	(84,213)	9,923		(245)	(219)	(169)

Net (loss) income	$(53,638)	$(33,950)	$(79,435)	$111,911		$4,364	$1,481	$13,478

(Loss) income Per Share:
(Loss) income from continuing operations	$(1.46)	$(0.75)	$0.12	$2.49		$0.11	$0.04	$0.33
Income (loss) from discontinued operations, net of taxes	0.11	(0.10)	(2.08)	0.24		—	—	—

Net (loss) income	$(1.35)	$(0.85)	$(1.96)	$2.73		$0.11	$0.04	$0.33

(Loss) income Per Share—Assuming Dilution:
(Loss) income from continuing operations	$(1.46)	$(0.75)	$0.11	$2.41		$0.11	$0.04	$0.33
Income (loss) from discontinued operations, net of taxes	0.11	(0.10)	(2.02)	0.24		—	—	—

Net (loss) income	$(1.35)	$(0.85)	$(1.91)	$2.65		$0.11	$0.04	$0.33

	As of December 31,										As of June, 30
	2004		2005		2006		2007		2008		2008		2009
	(in thousands)

Balance Sheet Data:
Total assets	$2,521,045	(7)	$2,532,590	(7)	$2,632,510	(7)	$2,348,504	(7)	$2,560,379		$2,615,376		$2,544,143
Total debt	576,409	(8)	599,067	(8)	755,553	(8)	981,100	(8)	1,262,901	(8)	1,247,065	(8)	1,240,980	(8)
Secured forward exchange contract	613,054	(7)	613,054	(7)	613,054	(7)	—	(7)	—		—		—
Total stockholders’ equity	869,601		848,567		798,026		941,492		903,219		928,649		921,513

(1)	Preopening costs are related to the Gaylord Texan and Gaylord National, as well as the rooms renovation program at Gaylord Opryland. Gaylord Texan opened in April 2004, Gaylord National opened in April 2008, and the Opryland rooms renovation program was completed in February 2008.

(2)	We have presented the operating results and financial position of the following businesses as discontinued operations for all periods presented: ResortQuest; WSM-FM and WWTN(FM); Word Entertainment; Acuff-Rose Music Publishing; GET Management, our artist management business; Oklahoma RedHawks; our international cable networks; the businesses sold to affiliates of The Oklahoma Publishing Company consisting of Pandora Films, Gaylord Films, Gaylord Sports Management, Gaylord Event Television and Gaylord Production Company; and our water taxis.

(3)	As described more fully in “Operating Results—Impairment and other charges” under Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference herein, in the second quarter of 2008, we recorded an impairment charge of $12.0 million related to the termination of our agreement to purchase the Westin La Cantera Resort, located in San Antonio, Texas. In the fourth quarter of 2008, we recorded an impairment charge of $4.7 million related to our decision to terminate our plans to develop a resort and convention hotel in Chula Vista, California. In the fourth quarter of 2008, we incurred a $2.5 million impairment charge to write off our investment in Waipouli Holdings, LLC.

(4)	Related primarily to employee severance and contract termination costs.

(5)	On May 31, 2007, we completed the sale of all of our ownership interest in Bass Pro Group, LLC to Bass Pro Group, LLC for a purchase price of $222.0 million in cash and recognized a pre-tax gain of $140.3 million on the sale.

(6)	During December 2008, we repurchased $45.8 million in aggregate principal amount of our outstanding senior notes ($28.5 million of 8% senior notes and $17.3 million of 6.75% senior notes) for $25.6 million. After adjusting for accrued interest, deferred financing costs, and other costs, we recorded a pretax gain of $19.9 million as a result of the repurchase. During the six months ended June 30, 2009, we repurchased $88.1 million in aggregate principal amount of our outstanding senior notes ($61.1 million of 8% senior notes and $27.0 million of 6.75% senior notes) for $64.0 million. After adjusting for accrued interest, deferred financing costs, and other costs, we recorded a pretax gain of $24.7 million as a result of the repurchases.

(7)	In 1999 we recognized a pretax gain of $459.3 million as a result of the divestiture of television station KTVT in Dallas-Ft. Worth in exchange for CBS Series B preferred stock, which was later converted into 11,003,000 shares of Viacom Class B common stock, $4.2 million of cash and other consideration. During 2000, we entered into a seven-year secured forward exchange contract (“SFEC”) for a notional amount of $613.1 million with respect to 10,937,900 shares of the Viacom Class B common stock. We exchanged the 10,937,900 shares of Viacom Class B common stock for 5,468,950 shares of Viacom Stock and 5,468,950 shares of CBS Stock effective January 3, 2006. During May 2007, the SFEC matured and we delivered all of the Viacom Stock and CBS Stock to Credit Suisse in full satisfaction of the $613.1 million debt obligation under the SFEC. As a result, the debt obligation, Viacom Stock, CBS Stock, put option, call option, and deferred financing costs related to the SFEC were removed from the consolidated balance sheet during the second quarter of 2007. The CBS Stock and Viacom Stock were included in total assets at their market values of $400.4 million, $356.6 million, and $394.9 million at December 31, 2004, 2005, and 2006, respectively. Prepaid interest related to the secured forward exchange contract of $64.3 million, $37.3 million, and $10.5 million, was included in total assets at December 31, 2004, 2005, and 2006, respectively.

(8)	Related primarily to the construction of the Gaylord Palms, the Gaylord Texan and the Gaylord National.

USE OF PROCEEDS

The net proceeds from the sale of the shares of our common stock offered by this prospectus supplement and the accompanying prospectus are expected to be approximately $125.0 million, after deducting the underwriters’ discounts and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares of common stock in full, the net proceeds will be approximately $143.7 million.

We intend to use the net proceeds from this offering along with cash on hand (and the net proceeds of the concurrent Convertible Notes offering) to purchase, redeem or otherwise acquire our $259.8 million aggregate principal amount outstanding 8% Senior Notes due 2013, including by means of a tender offer and/or redemption of the 8% Senior Notes due 2013, and to pay accrued interest and associated fees and expenses. The remaining balance of the net proceeds from this offering and the concurrent Convertible Notes offering may be used for general corporate purposes, which may include acquisitions, future development opportunities for new hotel properties, potential expansions or ongoing maintenance of our existing hotel properties, investments, or the repayment or refinancing of all or a portion of any indebtedness outstanding at a particular time.

Pending the application of the net proceeds, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2009:

•	on an actual basis; and

•	on a pro forma basis as adjusted to give effect to (i) the completion of this offering of 6,000,000 shares of our common stock at a public offering price of $21.80 per share and the receipt of proceeds therefrom, after deducting estimated underwriters’ discounts and commissions and estimated offering expenses payable by us (assuming the underwriters’ options to purchase additional shares of common stock is not exercised), (ii) the completion of our concurrent offering of $300 million aggregate principal amount of the Convertible Notes (as described under “Prospectus Supplement Summary — Recent Developments — Concurrent Financing”) and the receipt of proceeds therefrom, after deducting the estimated underwriters’ discounts and commissions and estimated offering expenses payable by us and after the payment of amounts in connection with certain hedging transactions we are entering into in connection therewith (assuming the underwriters’ option to purchase additional Convertible Notes is not exercised), (iii) the repurchase, redemption or other acquisition of the 8% Notes using the net proceeds of this offering of our common stock and the offering of the Convertible Notes along with cash on hand and (iv) the completion of the convertible note hedge transactions and warrant transactions (as described under “Prospectus Supplement Summary — Recent Developments — Concurrent Financing”).

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including all related notes, included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein.

	As of June 30, 2009
	Actual	As Adjusted
	(dollars in millions)

Unrestricted cash and cash equivalents	$28.4	$149.3
Restricted cash and cash equivalents	1.2	1.2

Total cash and cash equivalents	$29.6	$150.5

Long-term debt (including current maturities):
$1.0 billion credit facility	790.5	790.5
8% senior notes due 2013 (1)	260.3	—
6.75% senior notes due 2014	180.7	180.7
3.75% convertible senior notes due 2014 (2)	—	230.0
Other debt	4.6	4.6
Deferred gain on terminated fair value hedge (1)	4.9	—

Total debt:	$1,241.0	$1,205.8

Stockholders’ equity:
Preferred stock, $0.01 par value per share; 100,000,000 shares authorized actual and as adjusted; no shares issued and outstanding actual and as adjusted	—	—
Common stock, $0.01 par value per share; 150,000,000 shares authorized actual and as adjusted; 40,969,103 shares issued and outstanding actual and 46,969,103 shares issued and outstanding as adjusted	0.4	0.5
Additional paid-in capital	719.0	884.4
Treasury stock of 385 shares, at cost	(4.6)	(4.6)
Retained earnings	248.2	242.6
Accumulated other comprehensive loss	(41.5)	(41.5)

Total stockholders’ equity (3)	$921.5	$1,081.4

Total capitalization	$2,162.5	$2,287.2

(1)	In connection with the repurchase or redemption of the 8% senior notes due 2013, we expect to write off approximately $3.3 million of unamortized deferred financing costs and to recognize the deferred gain on the terminated fair value hedge.

(2)	Actual principal amount of the 3.75% convertible senior notes due 2014 is $300.0 million. In accordance with FASB Staff Position APB 14-1, we have estimated the fair value of the debt component of the convertible senior notes at $230.0 million and the conversion feature at $70.0 million.

(3)	Reflects net proceeds of the concurrent common stock offering plus the estimated fair value of the conversion feature of the 3.75% convertible senior notes due 2014, less deferred financing costs and the costs of the convertible note hedge transactions.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

Our common stock is quoted on the New York Stock Exchange under the symbol “GET.” The following table sets forth on a per share basis the low and high sale prices of our common stock as reported by the New York Stock Exchange since January 1, 2007.

	Low	High

Fiscal 2009 (through September 23, 2009):	$4.76	$25.85
Third Fiscal Quarter (through September 23, 2009)	9.52	25.85
Second Fiscal Quarter	7.82	17.49
First Fiscal Quarter	4.76	14.50
Fiscal 2008:	$5.27	$41.00
Fourth Fiscal Quarter	5.27	31.54
Third Fiscal Quarter	19.30	36.27
Second Fiscal Quarter	23.12	33.13
First Fiscal Quarter	25.89	41.00
Fiscal 2007:	$37.64	$59.89
Fourth Fiscal Quarter	37.64	56.10
Third Fiscal Quarter	48.47	59.89
Second Fiscal Quarter	52.51	57.57
First Fiscal Quarter	49.78	56.99

The closing price of our common stock on the New York Stock Exchange on September 23, 2009 was $21.80 per share. As of September 23, 2009, we had 40,979,510 shares of our common stock issued and outstanding held by approximately 2,700 registered holders.

We have not paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our earnings, if any, for future growth.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax consequences and estate tax consequences of ownership and disposition of common stock by a beneficial owner that is a “Non-U.S. Holder” and holds our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). A “Non-U.S. Holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

•	foreign corporation; or

•	foreign estate or trust.

A “Non-U.S. Holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of common stock.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Non-U.S. Holders that are partners of a partnership holding our common stock should consult their own tax advisors.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to Non-U.S. Holders that are subject to special treatment under the U.S. federal income tax laws (including U.S. expatriates). Prospective holders are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Dividends

Dividends paid to a Non-U.S. Holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as described below. In order to obtain a reduced rate of withholding, a Non-U.S. Holder generally will be required to provide a properly executed Internal Revenue Service (“IRS”) Form W-8BEN certifying its entitlement to benefits under an applicable income tax treaty. A Non-U.S. Holder of common stock eligible for a reduced rate of withholding may qualify for a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Such Non-U.S. Holders should consult their own tax advisors regarding the availability of such a refund.

The withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States). Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. Holder that is a foreign corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable income tax treaty rate).

Gain on Sale or Other Disposition of Common Stock

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of our common stock, unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (or, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), subject to an applicable income tax treaty providing otherwise; or

•	we are or have been a U.S. real property holding corporation, as defined below, at any time within the shorter of the five-year period preceding the date of the disposition and the Non-U.S. Holder’s holding period (the “applicable test period”), and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs.

Because of the real property we own, we may be a “U.S. real property holding corporation.” The determination of whether we are a U.S. real property holding corporation is fact specific and depends on the composition of our assets. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its “United States real property interests,” as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are, have been, or become, a U.S. real property holding corporation during the applicable test period of a Non-U.S. Holder, and our common stock is and continues to be regularly traded on an established securities market, such a Non-U.S. Holder who (actually or constructively) holds or held (at anytime during the applicable test period) more than 5% of our common stock would be subject to U.S. federal income tax on any gain from disposition of our common stock, but other Non-U.S. Holders generally would not be. In such case, the gain of a Non-U.S. Holder that held (at anytime during the applicable test period) more than 5% of our common stock would be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, and the Non-U.S. Holder would be required to file a U.S. tax return with respect to such gain. If our common stock is not so traded, and we are, have been or become a U.S. real property holding corporation during the applicable test periods, all Non-U.S. Holders generally would be subject to U.S. federal income tax on any gain from disposition of our common stock. In such case, transferees of our common stock would generally be required to withhold 10% of the gross proceeds payable to the transferor. Any Non-U.S. Holder’s gain would be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, and a Non-U.S. Holder would be required to file a U.S. tax return with respect to such gain. We anticipate that our common stock will continue to be regularly traded on an established securities market. Non-U.S. Holders are encouraged to consult their own tax advisors regarding our possible status as a U.S. real property holding corporation and its possible consequences in their particular circumstances.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain recognized by the Non-U.S. Holder on a sale or other disposition of common stock is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. resident, subject to an applicable income tax treaty providing otherwise (or, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States). Non-U.S. Holders whose gain from dispositions of common stock may be effectively connected with the conduct of a trade or business in the United States (or, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of common stock, including the possible imposition of the U.S. branch profits tax.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the Non-U.S. Holder is resident. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a “United States person” in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under an income tax treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such a Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their own tax advisors concerning the application of information reporting and backup withholding rules.

Federal Estate Tax

Individuals who are Non-U.S. Holders at the time of their death and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable tax treaty benefit, the common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement by and among the underwriters and us, we have agreed to sell to the underwriters named below, and the several underwriters have agreed to purchase, the following respective shares of our common stock at a purchase price equal to the public offering price on the cover of this prospectus supplement, less an underwriting discount and commissions on the cover of this prospectus supplement:

Number of
Underwriter	Shares

Deutsche Bank Securities Inc.	2,040,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,020,000
Citigroup Global Markets Inc.	1,020,000
Wells Fargo Securities, LLC.	1,020,000
Calyon Securities (USA) Inc.	225,000
KeyBanc Capital Markets Inc.	225,000
Piper Jaffray & Co.	225,000
Raymond James & Associates, Inc.	225,000

Total	6,000,000

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriter must buy all of the shares if any are purchased. The underwriters will sell the shares to the public when and if the underwriters buy the shares from us.

The underwriters initially will offer the shares to the public at the price specified on the cover page of this prospectus supplement. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. Our common stock is offered subject to a number of conditions, including:

•	receipt and acceptance of the common stock by the underwriters; and

•	the underwriters’ right to reject orders in whole or in part.

Option to Purchase Additional Shares

We have granted the underwriters an option to purchase from us up to 900,000 additional shares of our common stock at the same price per share as it is paying for the shares discussed above. These additional shares would cover sales by the underwriters which exceed the total number of shares discussed above. The underwriters may exercise this option at any time, in whole or in part, within 30 days after the date of this prospectus supplement.

Discount and Commissions

The following table shows the per share and total underwriting discount and commission to be paid to the underwriter by us. These amounts are shown assuming no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Paid by Us
	No Exercise	Full Exercise

Per share	$0.872	$0.872
Total	$5,232,000	$6,016,800

We estimate that the expenses of the offering to be paid by us, not including the underwriting discounts and commissions, will be approximately $0.6 million.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “GET.”

Stabilization

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales;

•	syndicate covering transactions; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock from us or on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares as referred to above.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriter creates a naked short position, they will purchase shares in the open market to cover the position.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Lock-up Agreements

Subject to certain exceptions, we and certain of our executive officers and directors have agreed that, without first obtaining the written consent of certain underwriters, we and they will not during the 60-day period after the date of this prospectus supplement:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any common stock;

•	otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise; and

•	in the case of our executive officers and directors, make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

Notwithstanding the foregoing, if (i) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (ii) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, the restrictions imposed by the lock-up shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The underwriters in their sole discretion may release any of the securities subject to the lock-up agreement at any time without notice.

Indemnification

We will indemnify the underwriters against some liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

Conflicts/Affiliates

Certain of the underwriters and their affiliates may have provided in the past and may in the future provide, various investment banking, commercial banking and other financial services for us for which they have received and may continue to receive customary fees.

Compliance with Non U.S. Laws and Regulations

The underwriters intend to comply with all applicable laws and regulations in each jurisdiction in which they acquire, offer, sell or deliver shares of our common stock or have in their possession or distribute the prospectus supplement, the accompanying prospectus or any other material.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of the shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive if they have been implemented in the Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter acknowledges and agrees that:

(i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the us; and

(ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Switzerland

This document as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus supplement (the “Shares”) do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The Shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

The Shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Shares with the intention to distribute them to the public. The investors will be individually approached by the Issuer from time to time.

This document as well as any other material relating to the Shares is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Shares offered should conduct their own due diligence on the Shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for Gaylord by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Prospectus

$750,000,000

Gaylord Entertainment Company

Debt Securities
Guarantees of Debt Securities
Common Stock
Preferred Stock
Warrants to Purchase Debt Securities, Common Stock or Preferred Stock
Subscription Rights to Purchase Debt Securities,
Common Stock or Preferred Stock

We may from time to time offer to sell our debt securities, common stock or preferred stock, either separately or evidenced by warrants or subscription rights to purchase such securities. The aggregate initial offering price of all securities sold under this prospectus will not exceed $750,000,000. The debt securities may consist of debentures, notes, or other types of debt, and may be guaranteed by one or more of our subsidiaries identified in this prospectus. The debt securities, preferred stock, warrants and subscription rights may be convertible, exercisable or exchangeable for common or preferred stock or other securities of ours. Our common stock is traded on the New York Stock Exchange under the symbol “GET.”

Our principal executive offices are located at One Gaylord Drive, Nashville, Tennessee 37214. Our telephone number is (615) 316-6000.

We will provide the specific terms of each offering of our securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

Investing in our securities involves risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We may offer to sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The securities also may be resold by security holders. We reserve the sole right to accept, and together with our agents, from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through agents. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement.

This prospectus may not be used to offer or consummate sales of securities unless accompanied by a prospectus supplement.

The date of this prospectus is May 21, 2009.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

You should rely only on the information contained or incorporated by reference in this prospectus or in any related free writing prospectus that we authorize to be distributed to you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference in this prospectus is accurate only as of the date of this prospectus or the date of the incorporated document. Our business, financial condition, results of operations and prospects may have changed since those dates. Before making an investment decision, you should read this prospectus, the prospectus supplement and the documents incorporated by reference in this prospectus as described under the heading “Incorporation of Information by Reference” in this prospectus.

Unless expressly stated or the context otherwise requires, the terms “we,” “our,” “us,” “the Company” and “Gaylord” refer to Gaylord Entertainment Company, a Delaware corporation, and its consolidated subsidiaries.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are also available over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 to obtain information on the operation of the public reference room. We make available free of charge through our web site our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Commission. Our web site address is www.gaylordentertainment.com. Please note that our web site address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus or the prospectus supplement, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus or the prospectus supplement.

INCORPORATION OF INFORMATION BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below (except the information contained in such documents to the extent that it is “furnished” and not “filed”):

1. Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 2, 2009.

2. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, filed with the Commission on May 8, 2009.

3. Current Reports on Form 8-K, filed with the Commission on March 10, 2009 and May 5, 2009.

4. A description of our common stock set forth in our Form 10/A-3, filed on August 29, 1997, and as updated in Item I on our Schedule 14A, filed on April 5, 2001, and a description of rights to acquire one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Gaylord Entertainment Company pursuant to our shareholder rights plan set forth in our Registration Statement on Form 8-A and Current Report on Form 8-K, both filed on August 13, 2008, as amended by our Registration Statement on Form 8-A/A and Current Report on Form 8-K, both filed on March 10, 2009.

5. All documents filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering.

Notwithstanding the foregoing, we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including financial statements or exhibits relating thereto furnished pursuant to Item 9.01).

You may request, and we will provide, a copy of our filings incorporated by reference at no cost by writing or telephoning us at the following address:

Gaylord Entertainment Company
One Gaylord Drive
Nashville, Tennessee 37214
Attn: Corporate Secretary
Telephone: (615) 316-6000

FORWARD-LOOKING STATEMENTS

This prospectus (including the documents incorporated by reference) contains, and any accompanying prospectus supplement may contain, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Forward-looking statements include discussions regarding the Company’s operating strategy, strategic plan, hotel development strategy, industry and economic conditions, financial condition, liquidity and capital resources, and results of operations. You can identify these statements by forward-looking words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “will,” and similar expressions. Although we believe that the plans, objectives, expectations and prospects reflected in or suggested by our forward-looking statements are reasonable, those statements involve uncertainties and risks, and we cannot assure you that our plans, objectives, expectations and prospects will be achieved. Our actual results could differ materially from the results anticipated by the forward-looking statements as a result of many known and unknown factors, including, but not limited to, those contained in “Risk Factors” and elsewhere in this prospectus. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. The Company does not undertake any obligation to update or to release publicly any revisions to forward-looking statements contained in this prospectus or any accompanying prospectus supplement to reflect events or circumstances occurring after the date of this prospectus or any accompanying prospectus supplement or to reflect the occurrence of unanticipated events.

RISK FACTORS

Investing in our securities involves risks. You are urged to read and carefully consider the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, which are incorporated by reference into this prospectus, and in documents we file with the Commission after the date of this prospectus and which are incorporated by reference into this prospectus, as described above under the heading “Incorporation of Information by Reference.” Before making an investment decision, you should carefully consider these risks as well as other information we incorporate by reference in this prospectus. The risks and uncertainties that we have described are not the only ones facing us. The prospectus supplement applicable to each offering of our securities may contain additional information about risks applicable to an investment in us and any securities offered hereby.

SELECTED FINANCIAL DATA

The information in the following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 incorporated by reference herein. The following selected historical financial information of Gaylord and its subsidiaries as of December 31, 2006, 2007 and 2008 and for each of the three years in the period ended December 31, 2008 was derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 incorporated by reference in this prospectus. The selected historical financial information as of December 31, 2004 and 2005 and for each of the two years in the period ended December 31, 2005 was derived from previously issued audited consolidated financial statements adjusted for unaudited revisions for discontinued operations. The selected historical information as of March 31, 2008 and 2009 and for the three months ended March 31, 2008 and 2009 was derived from Quarterly Report on Form 10-Q for the three months ended March 31, 2009 incorporated by reference in this prospectus. In the opinion of management, our interim financial statements have been prepared on a basis consistent with our audited consolidated financial statements. Interim results are not necessarily reflective of results of operations for the full year.

	Years Ended December 31,							Three Months Ended March 31,
	2004		2005	2006	2007	2008		2008		2009

Income Statement Data:
Revenues:
Hospitality	$473,051		$576,927	$645,437	$669,743	$848,332		$177,944		$200,647
Opry and Attractions	66,565		67,097	76,580	77,769	82,125		17,116		11,644
Corporate and Other	388		512	255	211	412		175		28

Total revenues	540,004		644,536	722,272	747,723	930,869		195,235		212,319

Operating expenses:
Operating costs	347,809		395,461	442,679	448,975	566,366		113,489		131,365
Selling, general and administrative	122,400		143,184	153,763	160,699	178,809		39,541		44,861
Preopening costs(1)	14,205		5,005	7,174	17,518	19,190		15,575		—
Impairment and other charges	1,212	(3)	—	—	—	19,264	(3)	12,031	(3)	—
Restructuring charges	196	(4)	—	—	—	—		—		—
Depreciation and amortization:
Hospitality	58,521		63,188	64,502	65,369	97,229		18,261		24,589
Opry and Attractions	5,215		5,347	5,663	5,500	4,894		1,300		1,114
Corporate and Other	4,737		4,049	4,903	6,480	7,651		1,650		2,368

Total depreciation and amortization	68,473		72,584	75,068	77,349	109,774		21,211		28,071

Total operating expenses	554,295		616,234	678,684	704,541	893,403		201,847		204,297

Operating income (loss):
Hospitality	43,525		72,684	99,080	110,126	124,828		35,492		26,151
Opry and Attractions	1,548		1,889	5,014	6,600	5,641		(1,044)		(2,508)
Corporate and Other	(43,751)		(41,266)	(53,332)	(56,026)	(54,549)		(13,454)		(15,621)
Preopening costs(1)	(14,205)		(5,005)	(7,174)	(17,518)	(19,190)		(15,575)		—
Impairment and other charges	(1,212	)(3)	—	—	—	(19,264	)(3)	(12,031	)(3)	—
Restructuring charges	(196	)(4)	—	—	—	—		—		—

Total operating (loss) income	(14,291)		28,302	43,588	43,182	37,466		(6,612)		8,022

	Years Ended December 31,						Three Months Ended March 31,
	2004	2005	2006	2007		2008	2008	2009

Interest expense, net of amounts capitalized	(55,042)	(73,249)	(72,473)	(38,536)		(64,069)	(3,579)	(18,600)
Interest income	1,448	1,787	2,088	3,234		12,689	324	3,846
Unrealized (loss) gain on Viacom stock and CBS stock	(87,914)	(41,554)	38,337	6,358		—	—	—
Unrealized gain (loss) on derivatives, net	56,533	35,705	(16,618)	3,121		—	—	—
Income (loss) from unconsolidated companies	3,825	2,169	10,565	964		(746)	236	129
Gain on extinguishment of debt	—	—	—	—		19,862 (6)	—	16,557 (6)
Other gains and (losses)	2,859	5,938	3,280	146,330	(5)	453	59	(150)

(Loss) income from continuing operations before income taxes	(92,582)	(40,902)	8,767	164,653		5,655	(9,572)	9,804
(Benefit) provision for income taxes	(34,763)	(10,832)	3,989	62,665		1,046	(2,724)	6,286

(Loss) income from continuing operations	(57,819)	(30,070)	4,778	101,988		4,609	(6,848)	3,518
Income (loss) from discontinued operations, net of taxes(2)	4,181	(3,880)	(84,213)	9,923		(245)	(458)	(91)

Net (loss) income	$(53,638)	$(33,950)	$(79,435)	$111,911		$4,364	$(7,306)	$3,427

(Loss) Income Per Share:
(Loss) Income from continuing operations	$(1.46)	$(0.75)	$0.12	$2.49		$0.11	$(0.17)	$0.09
Income (loss) from discontinued operations, net of taxes	0.11	(0.10)	(2.08)	0.24		—	(0.01)	(0.01)

Net (loss) income	$(1.35)	$(0.85)	$(1.96)	$2.73		$0.11	$(0.18)	$0.08

(Loss) Income Per Share:
(Loss) Income from continuing operations	$(1.46)	$(0.75)	$0.11	$2.41		$0.11	$(0.17)	$0.09
Income (loss) from discontinued operations, net of taxes	0.11	(0.10)	(2.02)	0.24		—	(0.01)	(0.01)

Net (loss) income	$(1.35)	$(0.85)	$(1.91)	$2.65		$0.11	$(0.18)	$0.08

	As of December 31,										As of March 31,
	2004		2005		2006		2007		2008		2008		2009

Balance Sheet Data:
Total assets	$2,521,045	(7)	$2,532,590	(7)	$2,632,510	(7)	$2,348,504	(7)	$2,560,379		$2,508,109		$2,564,721
Total debt	576,409	(8)	599,067	(8)	755,553	(8)	981,100	(8)	1,262,901	(8)	1,165,517	(8)	1,276,623	(8)
Secured forward exchange contract	613,054	(7)	613,054	(7)	613,054	(7)	—	(7)	—		—		—
Total stockholders’ equity	869,601		848,567		798,026		941,492		903,219		912,579		906,835

(1)	Preopening costs are related to the Gaylord Texan and Gaylord National, as well as the rooms renovation program at Gaylord Opryland. Gaylord Texan opened in April 2004, Gaylord National opened in April 2008, and the Opryland rooms renovation program was completed in February 2008.

(2)	In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). In accordance with the provisions of SFAS 144, we have presented the operating results and financial position of the following businesses as discontinued operations for all periods presented: ResortQuest; WSM-FM and WWTN(FM); Word Entertainment; Acuff-Rose Music Publishing; GET Management, our artist management business; Oklahoma RedHawks; our international cable networks; the businesses sold to affiliates of The Oklahoma Publishing Company consisting of Pandora Films, Gaylord Films, Gaylord Sports Management, Gaylord Event Television and Gaylord Production Company; and our water taxis.

(3)	As described more fully in “Operating Results — Impairment and other charges” under Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, in the first quarter of 2008, we recorded an impairment charge of $12.0 million related to the termination of our agreement to purchase the Westin La Cantera Resort, located in San Antonio, Texas. In the fourth quarter of 2008, we recorded an impairment charge of $4.7 million related to our decision to terminate our plans to develop a resort and convention hotel in Chula Vista, California. In the fourth quarter of 2008, we incurred a $2.5 million impairment charge to write off our investment in Waipouli Holdings, LLC.

(4)	Related primarily to employee severance and contract termination costs.

(5)	On May 31, 2007, we completed the sale of all of our ownership interest in Bass Pro Group, LLC to Bass Pro Group, LLC for a purchase price of $222.0 million in cash and recognized a pre-tax gain of $140.3 million on the sale.

(6)	During December 2008, we repurchased $45.8 million in aggregate principal amount of our outstanding senior notes ($28.5 million of 8.00% senior notes and $17.3 million of 6.75% senior notes) for $25.6 million. After adjusting for accrued interest, deferred financing costs, and other costs, we recorded a pretax gain of $19.9 million as a result of the repurchase. During the three months ended March 31, 2009, we repurchased $59.9 million in aggregate principal amount of our outstanding senior notes ($39.9 million of 8.00% Senior Notes and $20.0 million of 6.75% Senior Notes) for $43.6 million. After adjusting for accrued interest, deferred financing costs, and other costs, we recorded a pretax gain of $16.6 million as a result of the repurchases.

(7)	In 1999 we recognized a pretax gain of $459.3 million as a result of the divestiture of television station KTVT in Dallas-Ft. Worth in exchange for CBS Series B preferred stock, which was later converted into 11,003,000 shares of Viacom Class B common stock, $4.2 million of cash and other consideration. During 2000, we entered into a seven-year secured forward exchange contract (“SFEC”) for a notional amount of $613.1 million with respect to 10,937,900 shares of the Viacom Class B common stock. We exchanged the 10,937,900 shares of Viacom Class B common stock for 5,468,950 shares of Viacom Stock and 5,468,950 shares of CBS Stock effective January 3, 2006. During May 2007, the SFEC matured and we delivered all of the Viacom Stock and CBS Stock to Credit Suisse in full satisfaction of the $613.1 million debt obligation under the SFEC. As a result, the debt obligation, Viacom Stock, CBS Stock, put option, call option, and deferred financing costs related to the SFEC were removed from the consolidated balance sheet during the second quarter of 2007. The CBS Stock and Viacom Stock were included in total assets at their market values of $400.4 million, $356.6 million, and $394.9 million at December 31, 2004, 2005, and 2006, respectively. Prepaid interest related to the secured forward exchange contract of $64.3 million, $37.3 million, and $10.5 million, was included in total assets at December 31, 2004, 2005, and 2006, respectively.

(8)	Related primarily to the construction of the Gaylord Palms, the Gaylord Texan and the Gaylord National.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS
TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The ratio of earnings to fixed charges for each period indicated is set forth in the following table:

	Year Ended December 31,							Three Months Ended March 31,
	2004	2005	2006		2007		2008	2008	2009

Ratio of earnings to fixed charges	—	—	1.01	x	2.31	x	—	—	1.45

The ratio of earnings to fixed charges above is computed by dividing (a) the sum of income from continuing operations before income taxes, plus fixed charges, plus amortization of capitalized interest, less interest capitalized, by (b) fixed charges. Fixed charges consist of interest expense, including capitalized interest, amortization of debt issuance costs and a portion of operating lease rental expense deemed to be representative of the interest factor. For the years ended December 31, 2004, 2005, and 2008 and for the three months ended March 31, 2008, earnings were insufficient to cover fixed charges. The amount of earnings needed to cover fixed charges were $96.4 million, $41.5 million and $7.6 million for the years ended December 31, 2004, 2005 and 2008, respectively, and $24.3 million for the three months ended March 31, 2008.

For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement to this prospectus used to offer specific securities, we expect to use the net proceeds from any offering of securities by us for general corporate purposes, which may include acquisitions, future development opportunities for new hotel properties, potential expansions or ongoing maintenance of our existing hotel properties, investments, the repayment or refinancing of all or a portion of any indebtedness outstanding at a particular time, and repurchases of outstanding notes. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

GENERAL DESCRIPTION OF SECURITIES WE MAY OFFER

We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $750,000,000 in aggregate offering price of:

•	secured or unsecured debt securities, in one or more series, which may be either senior debt securities, senior subordinated debt securities or subordinated debt securities;

•	guarantees of our obligations under the debt securities;

•	shares of our preferred stock, par value $0.01 per share, in one or more classes or series;

•	shares of our common stock, par value $0.01 per share, in one or more classes;

•	warrants to purchase our debt securities or common or preferred stock;

•	subscription rights to purchase our debt securities or our common or preferred stock; or

•	any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale.

We may issue the debt securities as exchangeable and/or convertible debt securities exchangeable for or convertible into shares of common stock or preferred stock. The preferred stock may also be exchangeable for and/or convertible into shares of common stock or another series of preferred stock. The debt securities, the guarantees, the preferred stock, the common stock, the warrants and the subscription rights are collectively referred to herein as the “securities.” When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

DESCRIPTION OF DEBT SECURITIES

We summarize below some of the provisions that will apply to the debt securities unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the debt securities will be contained in the applicable notes. The notes will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the provisions of the notes. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

The debt securities will be issued under an indenture (the “indenture”) between us and U.S. Bank National Association, as trustee. The terms of each series of debt securities will be established by or pursuant to (a) a supplemental indenture, (b) a resolution of our board of directors, or (c) an officers’ certificate pursuant to authority granted under a resolution of our board of directors. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement). In the event of any discrepancy or conflict between the terms of a particular series of debt securities as set forth in a prospectus supplement and the terms described in this prospectus, the terms set forth in the prospectus supplement will govern such series.

We can issue an unlimited amount of debt securities under the indenture. Such debt securities may be issued in one or more series, with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, or any premium or interest on, the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, or any premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the “Events of Default” described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	if different than the date of original issuance of the first debt security of the series, the date of any temporary global debt security representing outstanding debt securities;

•	whether the debt securities are subject to defeasance;

•	if the debt securities are issuable in definitive form (whether upon original issue or upon exchange of a temporary debt security) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and/or terms of such certificates, documents or conditions;

•	for debt securities to be issued upon the exercise of debt warrants, the time, manner and place for such debt securities to be authenticated and delivered;

•	whether and under what circumstances we will pay additional amounts to any holder of debt securities who is not a United States person or entity in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option);

•	any obligation we have to permit the debt securities to be converted into or exchanged for our common stock, other debt securities or property and the terms and conditions upon which such conversion or exchange will be effected (including, without limitation, the initial conversion or exchange price or rate, the conversion or exchange period, any adjustment of the applicable conversion or exchange price or rate and any requirements relative to the reservation of such shares for purposes of conversion or exchange);

•	if convertible or exchangeable, any applicable limitations on the ownership or transferability of the debt securities or property into which such debt securities are convertible or exchangeable;

•	whether the debt securities are guaranteed and any provisions relating to any guarantee of the debt securities; and

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series.

In addition, the indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the supplemental indenture, board resolution or officer’s certificate related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either (a) one or more global securities registered in the name of The Depository Trust Company, as Depositary (the “Depositary”), or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or (b) a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities.  You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System.  Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security (“participants”) or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the Depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an Event of Default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection In the Event of a Change of Control

Unless otherwise provided by the terms of an applicable series of debt securities, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

Unless otherwise provided by the terms of an applicable series of debt securities, we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•	we are the surviving corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default

Unless otherwise provided by the terms of an applicable series of debt securities, an “Event of Default” means any of the following with respect to a series of debt securities:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable for 30 days;

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•	failure to observe or perform any other covenant, representation, warranty or other agreement applicable to a series and such failure or nonperformance continues for 60 consecutive days following notice thereof;

•	certain defaults under certain of our and our subsidiaries’ mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any debt for money borrowed;

•	certain events of bankruptcy, insolvency or reorganization of ours; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of an Event of Default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

Unless otherwise provided by the terms of an applicable series of debt securities, if an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of at least a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series have made a written request, and offered a reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

Unless otherwise provided by the terms of an applicable series of debt securities, we may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of a series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	change the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or alter or waive any of the provisions with respect to the redemption of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities.

Except for compliance with the provisions specified above, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Additionally, we may modify or amend the indenture without the consent of any holders of the affected series of debt securities then outstanding if that amendment will:

•	evidence the succession of another person or entity to the Company or a guarantor, and the assumption by any such successor of our or the guarantor’s covenants contained in the indenture, any debt security guarantee or the debt securities (provided that such succession is otherwise in compliance with the indenture and applicable law);

•	add covenants for the benefit of the holders of any series of debt securities or to surrender any right or power conferred in the indenture upon us or any guarantor;

•	add any additional events of default for the benefit of the holders of any series of debt securities;

•	permit or facilitate the issuance of debt securities in uncertificated form, provided that any such action will not adversely affect the interest of the holders of any series of debt securities in any material respect;

•	add to, change or eliminate any of the provisions of the indenture or any guarantee in respect of any series of debt securities, provided that any such addition, change or elimination will (i) neither (A) apply to any debt security created prior to the execution of such supplemental indenture and entitled to the benefit of such provision, nor (B) modify the rights of the holder of any such debt security with respect to such provision; or (ii) become effective only when there is no debt security outstanding;

•	secure the debt securities;

•	establish the form or terms of debt securities as permitted by the indenture, including the provisions and procedures relating to debt securities convertible into or exchangeable for our other securities or property;

•	provide for the acceptance of appointment under the indenture by a successor trustee with respect to the debt securities and to add or change any of the provisions of the indenture or any guarantee as is reasonable and necessary solely to provide for or facilitate the administration of the trusts under the indenture by more than one trustee; provided that such succession is otherwise in compliance with the indenture and applicable law;

•	cure any ambiguity, defect or inconsistency;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities or to alter the terms of the debt securities set forth in the indenture in a manner that does not materially adversely affect any holder of debt securities;

•	provide for the assumption of our obligations to the holders of the debt securities by a successor to the Company pursuant to the indenture;

•	make any change that would provide additional rights or benefits, or that does not adversely affect the legal rights hereunder, of the holders of each series of debt securities; or

•	comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of cash and/or non-callable Government Securities in such amounts as will be sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”)

The conditions include:

•	depositing with the trustee cash and/or non-callable Government Securities in such amounts as will be sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default.  In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

“Government Securities” means, securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities), and additionally, in respect of any Series of Securities denominated in other than United States dollars, securities issued or directly and fully guaranteed or insured by the government in whose currencies such Series of Securities are denominated (which in the case of the Euro shall be deemed to include any government whose functional currency is the Euro).

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF GUARANTEES

Our wholly-owned subsidiaries listed as co-registrants on our registration statement may in whole or in part enter into guarantees of our obligations under the debt securities on terms which will be described in any applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

We summarize below some of the provisions that will apply to our common stock unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the common stock will be contained in the prospectus supplement. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

Our restated certificate of incorporation, as amended, provides that we have authority to issue up to 150.0 million shares of common stock, par value $0.01 per share. As of April 30, 2009, there were 40,953,730 shares of our common stock issued and outstanding, with associated preferred stock purchase rights under a shareholder rights plan described below. Holders of common stock are entitled to one vote for each share of common stock held of record on all matters on which stockholders are entitled to vote. There are no cumulative voting rights and holders of common stock do not hold preemptive rights. All issued and outstanding shares of common stock are validly issued, fully paid and nonassessable. Holders of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of funds legally available for that purpose. Upon dissolution, holders of common stock are entitled to share pro rata in our assets remaining after payment in full of all our liabilities and obligations, including the payment of liquidation preference, if any, on any preferred stock then outstanding.

Our common stock is quoted on the New York Stock Exchange under the symbol “GET.”

Impact of Preferred Stock Issuances on Common Stock

Our board of directors, without further action by the stockholders, is authorized to issue up to 100.0 million shares of preferred stock in one or more series and to designate as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights, and any other preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions. The rights of the holders of our common stock are subject to, and may be affected adversely by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. See “— Shareholder Rights Plan” and “Description of Preferred Stock — Series A Junior Participating Preferred Stock” below for a discussion of our shareholder rights plan and the related preferred stock purchase rights associated with our common stock.

Transfer Agent and Registrar

We have appointed Computershare Investor Services, LLC as the Transfer Agent and Registrar for our common stock.

Redemption Provision

Because of our ownership of a radio station, applicable law requires that the total percentage of shares of our capital stock owned of record or voted by non-United States persons or entities shall not exceed 25% and contains certain other restrictions on stock ownership. Under Article IV(D) of the certificate of incorporation, we have the right to prohibit the ownership or voting, or to redeem outstanding shares, of our capital stock if the board of directors determines that such prohibition or redemption is necessary to prevent the loss or secure the reinstatement of any governmental license or franchise held by us or to otherwise comply with the Communications Act of 1934 or any other similar legislation affecting us.

Certain Certificate of Incorporation and Bylaw Provisions

General

Certain provisions of the certificate of incorporation and our bylaws could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions described below, which may involve an actual or threatened change of control. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited coercive or abusive proposal for the restructuring or sale of all or part of the Company. The provisions are also intended to discourage certain coercive or abusive tactics that may be used in proxy fights.

Special Meetings of Stockholders; Action by Written Consent

The certificate of incorporation provides that no action may be taken by stockholders except at an annual or special meeting of stockholders and prohibits action by written consent in lieu of a meeting. The certificate of incorporation also provides that special meetings of stockholders may be called only by the Chairman or by a majority of the members of our board of directors. These provisions make it more difficult for stockholders to take action opposed by our board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The bylaws establish an advance notice procedure for the nomination, other than by or at the direction of our board of directors or a committee thereof, of candidates for election as directors as well as for other stockholder proposals to be considered at stockholders’ annual meetings. These limitations on stockholder proposals do not restrict a stockholder’s right to include proposals in our annual meeting proxy materials pursuant to rules promulgated under the Exchange Act. The purpose of requiring advance notice is to afford our board of directors an opportunity to consider the qualifications of the proposed nominees or the merits of other stockholder proposals and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders about those matters.

Certificate of Incorporation and Bylaws Amendments

The certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of the voting power of our capital stock in order to amend certain of its provisions, including any provisions concerning (a) the election and removal of directors, (b) the amendment of the bylaws, (c) any proposed compromise or arrangement between us and our creditors, (d) the withholding of the rights of stockholders to act by written consent or to call a special meeting, (e) the limitations of liability of directors and indemnification of directors, officers, employees and agents and (f) the percentage of votes represented by capital stock required to approve certain amendments to the certificate of incorporation. These voting requirements will make it more difficult for stockholders to make changes in the certificate of incorporation that would be designed to facilitate the exercise of control over the Company. In addition, the requirement of approval by at least a 66 2/3% stockholder vote will enable the holders of a minority of the voting securities of the Company to prevent the holders of a majority or more of such securities from amending such provisions.

In addition, the certificate of incorporation provides that stockholders may only amend the bylaws by the affirmative vote of 66 2/3% of our outstanding voting stock.

Shareholder Rights Plan

On August 12, 2008, our board of directors adopted a shareholder rights plan, which was amended and restated on March 9, 2009. The shareholder rights plan is designed to protect against any potential future use of coercive or abusive takeover techniques designed to gain control of the Company without full and fair value being paid to all of the company’s stockholders. In connection with the adoption of the shareholder rights plan, our board of directors declared a dividend of one right for each share of the Company’s common stock held by stockholders of record as of the close of business on August 25, 2008. These rights will generally be exercisable only if a person or group acquires beneficial ownership of 22% or more of our common stock or commences a tender or exchange offer for 22% or more of our common stock. If a person or group acquires beneficial ownership of 22% or more of our common stock, each right will generally entitle stockholders other than the acquiring person or group to acquire, for an exercise price of $95.00 per right (subject to adjustment as provided in the plan), shares of our common stock (or, in certain circumstances, shares of Series A Junior Preferred Stock, as described below in “Description of Preferred Stock — Series A Junior Participating Preferred Stock”) having a market value equal to twice the right’s then-current exercise price. In addition, if, after a person acquires such ownership, the Company engages in a merger in which it is not the surviving entity or its common stock is changed or exchanged, or sells or transfers more than 50 percent of its assets or earning power, each right will generally entitle the stockholder, other than the acquiring person or group, to acquire, for the exercise price of $95.00 per right (subject to adjustment as provided in the plan), shares of the acquiring the Company’s common stock having a market value equal to twice the right’s then-current exercise price.

Our board of directors may redeem the rights at a price of $0.001 per right at any time up to ten days after a person or group acquires beneficial ownership of 22% or more of our common stock. Additionally, the shareholder rights plan provides that, in the event that the Company receives a “Qualified Offer” (as defined below), our board of directors may, but is not obligated to, call a special meeting of stockholders for the purpose of voting on a resolution to accept the Qualified Offer and to authorize the redemption of the outstanding rights issued pursuant to the provisions of the rights plan. Such an action by stockholders would require the affirmative vote of the holders of a majority of the shares of the Company’s common stock outstanding as of the record date for the special meeting (excluding for purposes of this calculation shares of the Company’s common stock owned by the person making the Qualified Offer). If either (i) such a special meeting is not held within 105 business days following commencement of the Qualified Offer or (ii) at such a special meeting the Company’s stockholders approve such action as set forth above, the rights plan provides that all of the outstanding rights will be redeemed.

Under the shareholder rights plan, a “Qualified Offer” is a tender or exchange offer for all of the Company’s outstanding common stock in which the same consideration per share is offered for all shares of common stock that (i) is fully financed, (ii) has an offer price per share exceeding the greater of: (x) an amount that is 25% higher than the 12-month moving average closing price of the Company’s common stock, and (y) an amount that is 25% higher than the closing price of the Company’s common stock on the day immediately preceding commencement of the offer, (iii) generally remains open until at least the earlier of (x) 106 business days following the commencement of the offer, or (y) the business day immediately following the date on which the results of the vote adopting any redemption resolution at any special meeting of stockholders (as described below) is certified, (iv) is conditioned on the offeror being tendered at least 51% of our common stock not held by the offeror, (v) assures a prompt second-step acquisition of shares not purchased in the initial offer at the same consideration as the initial offer, (vi) is only subject to customary closing conditions, and (vii) meets certain other requirements set forth in the shareholder rights plan.

The shareholder rights plan will continue in effect until August 12, 2011, unless earlier redeemed or amended by our board of directors to the extend permitted by the shareholder rights plan or redeemed in connection with a Qualified Offer pursuant to the terms of the shareholder rights plan.

The shareholder rights plan is more fully described in our Current Reports on Form 8-K filed on August 13, 2008 and March 10, 2009 that are incorporated by reference herein.

Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Pursuant to the terms of a settlement agreement dated March 9, 2009, entered into between the Company and TRT Holdings, Inc. (“TRT”), our board of directors adopted a resolution approving, for purposes of Section 203 of the Delaware General Corporation Law, the acquisition by TRT and its affiliates of additional shares of the Company’s common stock in excess of 15% of the outstanding stock of the Company and providing that TRT and its affiliates would not be an “interested stockholder” as defined by Section 203.

DESCRIPTION OF PREFERRED STOCK

We summarize below some of the provisions that will apply to the preferred stock unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the preferred stock will be contained in the prospectus supplement. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We have authority to issue 100.0 million shares of preferred stock. As of May 6, 2009, no shares of our preferred stock were outstanding, though, as described below under “— Series A Junior Participating Preferred Stock,” we have designated a series of 10.0 million shares of preferred stock in connection with our shareholder rights plan. Our board of directors, without further action by the stockholders, is authorized to issue up to 100.0 million shares of preferred stock in one or more series and to designate as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights, and any other preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions.

The applicable prospectus supplement will describe the terms of any series of preferred stock being offered, including:

•	the number of shares and designation or title of the shares;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rate or rates payable with respect to the shares;

•	any voting rights;

•	the terms and conditions upon which the preferred stock is convertible or exchangeable, if it is convertible or exchangeable;

•	any conditions or restrictions on the creation of indebtedness by us or upon the issuance of any additional stock; and

•	any additional preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption.

All shares of preferred stock offered will, when issued against payment of the consideration payable therefor, be fully paid and non-assessable.

The summaries above of selected provisions of our common stock and preferred stock are not complete. Those summaries are subject to, and are qualified entirely by, the provisions of our certificate of incorporation, bylaws and debt agreements, all of which are included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read our certificate of incorporation, bylaws and debt agreements. The applicable prospectus supplement may also contain a summary of selected provisions of our preferred stock, common stock and debt agreements. To the extent that any particular provision described in a prospectus supplement differs from any of the provisions described in this prospectus, then the provisions described in this prospectus will be deemed to have been superseded by that prospectus supplement.

Certain Certificate of Incorporation and Bylaw Provisions

See “Description of Common Stock — Certain Certificate of Incorporation and Bylaw Provisions.”

Series A Junior Participating Preferred Stock

In connection with the adoption of the Company’s shareholder rights plan as described in “Description of Common Stock — Shareholder Rights Plan,” on August 12, 2008, the Company designated 10.0 million shares of preferred stock as Series A Junior Participating Preferred Stock. Each right under the shareholder rights plan will, once exercisable under certain circumstances, allow its holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock. Each one one-hundredth of a share of Series A Junior Participating Preferred Stock, if issued:

•	will not be redeemable;

•	will entitle holders to quarterly dividend payments of $.01 per one one-hundredth of a share, or an amount equal to the dividend paid on one share of common stock, whichever is greater;

•	will entitle holders upon liquidation either to receive $1 per one one-hundredth of a share or an amount equal to the payment made on one share of common stock, whichever is greater;

•	will have the same voting power as one share of common stock; and

•	if shares of the Company’s common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of common stock.

The value of one one-hundredth of a share of Series A Junior Participating Preferred Stock will generally approximate the value of one share of common stock.

DESCRIPTION OF WARRANTS

We summarize below some of the provisions that will apply to the warrants unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the warrants will be contained in the applicable warrant certificate and warrant agreement. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant certificate and the warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We may issue warrants to purchase debt securities or shares of common or preferred stock independently or together with other securities. The warrants may be attached to or separate from the other securities. We may issue warrants in one or more series. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will be our agent and will not assume any obligations to any holder or beneficial owner of the warrants.

The prospectus supplement and the warrant agreement relating to any series of warrants will include specific terms of the warrants. These terms include the following:

•	the title and aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the amount of debt securities or common or preferred stock for which the warrant can be exercised and the price or the manner of determining the price or other consideration to purchase the debt securities or common or preferred stock;

•	the date on which the right to exercise the warrant begins and the date on which the right expires;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security;

•	any provision dealing with the date on which the warrants and related securities will be separately transferable;

•	any mandatory or optional redemption provision;

•	the identity of the warrant agent; and

•	any other terms of the warrants.

The warrants will be represented by certificates. The warrants may be exchanged under the terms outlined in the warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, until a warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the debt securities or common or preferred stock acquirable upon exercise of such warrant.

Exercise of Warrants

To exercise the warrants, the holder must provide the warrant agent with the following:

•	payment of the exercise price;

•	any required information described on the warrant certificates;

•	the number of warrants to be exercised;

•	an executed and completed warrant certificate; and

•	any other items required by the warrant agreement.

If a warrant holder exercises only part of the warrants represented by a single certificate, the warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

The exercise price and the amount of debt securities or common or preferred stock for which each warrant can be exercised will be adjusted upon the occurrence of events described in the warrant agreement, including the issuance of a dividend or a combination, subdivision or reclassification of capital stock. Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1%. From time to time, we may reduce the exercise price as may be provided in the warrant agreement.

Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to acquire the kind and amount of debt securities or common or preferred stock, other securities, property or cash receivable by a holder of the amount of debt securities or common or preferred stock into which the warrants were exercisable immediately prior to the occurrence of the event.

Modification of the Warrant Agreement

The warrant agreement will permit us and the warrant agent, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

•	to cure any ambiguity;

•	to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

•	to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following description of subscription rights provides certain general terms and provisions of subscription rights that we may offer. Each series of subscription rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of subscription rights. The rights agent will act solely as our agent in connection with the certificates relating to the subscription rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of subscription rights certificates or beneficial owners of subscription rights. These subscription rights may be issued independently or together with any other security offered hereby and may be attached to or separate from such security. These subscription rights may or may not be transferable by the person receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby underwriting, backstop, or other arrangement with one or more underwriters or other persons pursuant to which the underwriters or other persons may be required to purchase all or a portion of any securities remaining unsubscribed for after such offering.

Certain other terms of any subscription rights will be described in the applicable prospectus supplement. To the extent that any particular terms of any subscription rights described in a prospectus supplement differ from any of the terms described in this prospectus, then those particular terms described in this prospectus shall be deemed to have been superseded by that prospectus supplement. The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed as an exhibit to the registration statement of which this prospectus is a part or to a document that is incorporated or deemed to be incorporated by reference in this prospectus. For more information on how you may obtain copies of any subscription rights certificate if we offer subscription rights, see “Where You Can Find Additional Information.” We urge you to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

General

Reference is made to the applicable prospectus supplement for the terms of the subscription rights to be offered, including (where applicable):

•	the date for determining the stockholders entitled to the subscription rights distribution;

•	the price, if any, for the subscription rights;

•	the exercise price, or a formula for the determination of the exercise price, payable for each share of common stock, share of preferred stock or debt security upon the exercise of the subscription rights;

•	the title and number of subscription rights issued;

•	the number and terms of the shares of common stock or preferred stock or the amount and terms of the debt securities which may be purchased per subscription right;

•	the extent to which the subscription rights are transferable;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire (subject to any extension);

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting, backstop or other purchase arrangement entered into by us in connection with the offering of subscription rights;

•	if applicable, the procedures for adjusting the exercise price and number of shares of common stock or preferred stock purchasable upon the exercise of each subscription right upon the occurrence of certain events, including stock splits, reverse stock splits, combinations, subdivisions or reclassifications of common stock or preferred stock;

•	the effect of any merger, consolidation, sale or other disposition of our business on the subscription rights;

•	the terms of any rights to redeem or call the subscription rights;

•	if applicable, a discussion of certain U.S. federal income tax consequences; and

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exercise of the subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder to purchase such number of share of common stock or preferred stock or such amount of debt securities, as the case may be, at such exercise price as shall be set forth in, or shall be determinable as set forth in, the applicable prospectus supplement. Subscription rights may be exercised at the times and in the manner set forth in the applicable prospectus supplement. After the close of business on the expiration date set forth in the applicable prospectus supplement, the subscription rights will become void. The applicable prospectus supplement will specify how the exercise price of any subscription right is to be paid. Upon receipt of payment of the exercise price and, if required, the certificate representing the subscription rights being exercised properly completed and duly executed at the office or agency designated for that purpose, we will promptly deliver the securities to be delivered upon such exercise. If less than all of the subscription rights represented by such subscription certificate are exercised, a new subscription certificate will be issued for the remaining subscription rights. If we so indicate in the applicable prospectus supplement, holders of the subscription rights may surrender securities as all or part of the exercise price for subscription rights. We may determine to offer any unsubscribed offered securities directly to stockholders, persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting, backstop or other arrangements, as set forth in the applicable prospectus supplement.

No Rights as Holders of Shares or Debt Securities

Holders of subscription rights to purchase shares of common stock or preferred stock will not be entitled, by virtue of being such holders, to vote, consent or receive notice as holders of our outstanding shares in respect of any meeting of holders of our shares for the election of our directors or any other matter, or to exercise any other rights whatsoever as holders of our shares, or to receive any distributions, if any, on our shares. Holders of subscription rights to purchase debt securities will not be entitled, by virtue of being such holders, to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture.

PLAN OF DISTRIBUTION

We may sell the securities from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or on a delayed or continuous basis, in each case, through agents, underwriters or dealers, directly to one or more purchasers, through a combination of any of these methods of sale, or in any other manner, as provided in the applicable prospectus supplement. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. We will identify the specific plan, including any underwriters, dealers, agents or direct purchasers and their compensation, in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them from us or from purchasers of the securities and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

Offers to purchase the securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the securities will be named, and any commissions payable by the Company to such agent will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If an underwriter or underwriters are utilized in the sale of securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement, which will be used by the underwriters to resell the securities.

If a dealer is utilized in the sale of the securities, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the prospectus supplement relating thereto.

Offers to purchase the securities may be solicited directly by us and sales thereof may be made by us directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction prices, if utilized, will be described in the prospectus supplement relating thereto.

Agents, underwriters and dealers may be entitled under agreements that may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, and any such agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

The securities may also be resold by security holders in the manner provided in the applicable prospectus supplement.

LEGAL MATTERS

Certain legal matters will be passed upon for Gaylord by Bass, Berry & Sims PLC, Nashville, Tennessee, and by Carter R. Todd, Esq., Executive Vice President, General Counsel and Secretary of the Company, as to certain of our subsidiaries that may guarantee our debt securities. Any underwriters or agents will be represented by their own legal counsel, who will be identified in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Gaylord Entertainment Company

6,000,000 Shares

Common Stock

PROSPECTUS

Deutsche Bank Securities
BofA Merrill Lynch
Citi
Wells Fargo Securities

Calyon Securities (USA) Inc.  KeyBanc Capital Markets  Piper Jaffray  Raymond James

The date of this prospectus supplement is September 24, 2009